Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-132201
November 28, 2007


FIXED RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:			TOYOTA MOTOR CREDIT CORPORATION (Aaa/AAA)
SIZE:			$10,000,000
			(MAY BE INCREASED PRIOR TO SETTLEMENT DATE)
TRADE DATE:		11/28/07
SETTLEMENT DATE:	12/03/07
MATURITY DATE:		12/03/09
COUPON:			4.65%
PAYMENT FREQUENCY:	SEMIANNUALLY
COUPON PAYMENT DATES:	SEMIANNUALLY ON THE 3rd OF OR NEXT GOOD
			BUSINESS DAY OF JUNE & DECEMBER USING THE
			FOLLOWING UNADJUSTED BUSINESS DAY CONVENTION
INITIAL PAYMENT DATE:	06/03/08
DAYCOUNT:		30/360
PRICE TO INVESTOR:	PAR
PROCEEDS TO ISSUER:	99.80%
DENOMINATIONS:		$1,000 X $1,000
CALL OPTION:		THE ISSUER HAS THE RIGHT ON EVERY INTEREST
			PAYMENT DATE COMMENCING ON JUNE 3, 2008,
			PROVIDED THAT THE ISSUER GIVES 10 CALENDAR
			DAYS' NOTICE TO THE INVESTOR, TO CALL THE
			NOTES IN WHOLE, BUT NOT IN PART, AT PAR
		       	(PAR BEING 100.0%).

CUSIP:			89233PN44
AGENT:			TOYOTA FINANCIAL SERVICES SECURITIES
			USA CORPORATION


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prospectus) with the SEC for the offering to which this
communication relates.  Before you invest, you should read the
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issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the
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